EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/17/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/30/2026	Sell	2,075	24.26
2/2/2026	Sell	5,328	23.92
2/3/2026	Sell	5,300	23.66
2/5/2026	Sell	4,831	23.13
2/6/2026	Sell	36,521	23.08
2/13/2026	Sell	6,756	23.33
2/17/2026	Sell	1,486	23.43
2/18/2026	Sell	2,286	23.36
2/19/2026	Sell	500	23.49
3/17/2026	Sell	10,384	22.26